EXHIBIT 4.5

AIR PRODUCTS AND CHEMICALS, INC.

2021 LONG-TERM INCENTIVE PLAN

January 28, 2021

1. Purposes, Prior Plan, Definitions

(a) The purposes of the Plan are: (i) to provide long-term incentives to those executives or other key employees who are in a position to contribute to the long-term success and growth of the Company and Participating Subsidiaries, who have high potential for assuming greater levels of responsibility, or who have demonstrated their critical importance to the operation of their organizational unit; (ii) to assist the Company and Participating Subsidiaries in attracting and retaining nonemployee directors (“Eligible Directors”), executives and other key employees with experience and ability; and (iii) to associate more closely the interests of such directors, executives, and other key employees with those of the Company’s shareholders.

(b) The Plan is intended to replace the Air Products and Chemicals Inc. Long-Term Incentive Plan, Amended and Restated as of October 1, 2014 (the “Prior Plan”). The Prior Plan shall be terminated, replaced, and superseded by the Plan as of the Effective Date, subject to approval by the Company’s shareholders, except that any awards granted under the Prior Plan shall remain in effect pursuant to their terms.

(c) Capitalized terms used in the Plan and not otherwise defined herein shall have the meanings set forth in Section 14 below.

2. Administration of the Plan

(a) Employee Awards. With regard to Employee Awards, the Plan shall be administered by the Committee or such other committee thereof consisting of such members (not less than three) of the Board as are appointed from time to time by the Board, each of the members of which, at the time of any action under the Plan, shall be (i) a “non-employee director” as then defined under Rule 16b-3 under the Exchange Act (or meeting comparable requirements of any successor rule relating to exemption from Section 16(b) of the Exchange Act), and (ii) an “independent director” as then defined under the rules of the New York Stock Exchange (or meeting comparable requirements of any stock exchange on which the Company’s Common Stock may then be listed).

(b) Director Awards. With regard to Director Awards, the Plan shall be administered by the Board. The Board has exclusive authority and discretion to determine the amount, type, timing, terms, and conditions of Awards to be provided to Eligible Directors under the Plan by resolution, including by adoption of programs specifying timing, amounts, terms, and conditions of Awards to be made annually or otherwise regularly without further action by it. The Corporate Governance and Nominating Committee shall recommend to the Board the amount, type, timing, terms, and conditions of grants to Eligible Directors.

(c) Administrator. As used herein, the term “Administrator” shall mean the Committee with respect to Employee Awards and the Board with respect to Director Awards.

(d) Powers of the Administrator. The Administrator shall have the discretionary authority, subject to the terms of the Plan, to:

(1)	administer and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto);

(2)	adopt such rules, regulations, guidelines, agreements, practices, and instruments for the administration of the Plan as the Administrator deems necessary or advisable;

(3)	determine the time when Awards will be granted;

(4)	select the individuals or determine classes of individuals to be granted Awards under the Plan;

(5)	determine the number of Awards to be granted and the number of shares of Common Stock or dollar amount to which an Award will relate;

(6)

determine the terms and conditions of any Award granted hereunder, including but not limited to, the exercise price, grant price or purchase price, any restrictions or limitations on the Award, and the vesting or performance conditions applicable to the Award;

(7)

establish performance goals applicable to Awards with performance criteria, evaluate the Participant’s and/or the Company’s or Participating Subsidiary’s performance in light of such performance criteria, and determine the number of shares of Common Stock (or other applicable payment measures) granted to the Participant which have been earned;

(8)

modify, amend, or adjust the terms and conditions of any Award, at any time or from time to time, including, but not limited to, the content of performance criteria, vesting conditions, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Administrator in its sole discretion determines;

(9)

correct any defect (including but not limiting to amending an Award Agreement), supply any omission, or reconcile any inconsistency in the Plan or any Award Agreement in the manner and to the extent it shall deem desirable to carry out the purposes of the Plan;

(10)	subject to the restrictions under Code Section 409A, extend at any time the period during which an Option may be exercised or a Stock Appreciation Right may be settled,

(11)	determine whether, to what extent, and under what circumstances, Common Stock, cash, Deferred Stock Units, and other amounts payable with respect to an Award shall be deferred;

(12)

determine whether, to what extent, and under what circumstances (A) an Award may be settled in, or the exercise price of an Award may be paid in, cash, Common Stock, other Awards, or other property, or (B) an Award may be canceled, forfeited, or surrendered;

(13)	grant other-stock based awards and other cash incentive awards, as described in Section 10;

(14)

determine whether, to what extent, and under what circumstances Awards may be transferred, notwithstanding restrictions and limits on the transfer of Awards set forth in the Plan and in any Award Agreement;

(15)	take actions set forth in Section 12 with respect to substitutions or adjustments;

(16)

determine whether conditions and events described in the Plan or in Award Agreements are satisfied, including whether a Participant is Disabled or Retired, whether a Change in Control has occurred, and whether a Participant has terminated employment involuntarily without Cause or has resigned for Good Reason;

(17)

determine and apply such policies, procedures, or Award Agreement or other governing document provisions as it deems appropriate or as may be required by applicable regulation or stock exchange listing standards to provide for the clawback or recoupment of Awards;

(18)	determine if restrictive covenants contained in Award Agreements have been violated and exercise discretion to address any such violation;

(19)	determine the effect of a Change in Control on outstanding awards, as provided under Section 11 of the Plan;

(20)

resolve any discrepancy or conflict between the terms of the Plan or Award Agreement and any plan, program (whether or not established under the Plan), policy, or contract with provisions that may impact an Award;

(21)	decide all other matters that must be determined in connection with an Award;

(22)	make all other decisions and determinations that may be required under the Plan; and

(23)

adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of jurisdictions outside of the United States in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to Participants located in such other jurisdictions and to meet the objectives of the Plan.

(e) Actions and Interpretations by the Administrator. The Administrator’s interpretations of the Plan, any Awards granted under the Plan, any Award Agreement, and all decisions, action taken and determinations made by the Administrator pursuant to the powers vested in it hereunder shall be conclusive and binding on all parties concerned, including the Company, its shareholders and any director or employee of the Company or any Subsidiary. The Administrator, and each of its respective members, is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, by the Company’s or an Affiliate’s accountant, attorney, consultant, or other professional retained by the Company or the Administrator to assist in the administration of the Plan.

(f) Delegation Powers. The acts of delegates of the Committee and Board under this Section 2(f) shall be treated hereunder as acts of the Committee or Board, respectively, and such delegates shall report to the Committee or Board, respectively, regarding the delegated duties and responsibilities and any Awards so granted. Any delegation may be revoked by the Administrator at any time. Notwithstanding the delegation powers specified in this Section 2(f), neither the Committee nor the Board shall have delegation authority that would (i) cause Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act or (ii) permit a delegated person to grant Awards to any “officer” as defined in Rule 16a-1(f) under the Exchange Act or to any Director.

(i) Employee Awards. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, and subject to the limitations in this Section 2(f), the Committee may (i) delegate administrative responsibilities with respect to Employee Awards, and (ii) delegate all, or any portion, of its responsibilities to grant Employee Awards. Notwithstanding the foregoing, any action with respect to such Awards taken because of or in connection with a Change in Control of the Company or as contemplated by Section 12 shall be taken by the Committee. With respect to matters delegated in accordance with the foregoing, the term “Committee” as used herein shall mean the delegate.

(ii) Director Awards. The Board may delegate to appropriate Company officers or to a Committee of the Board authority to administer the Plan and take all final action with respect to Awards to Eligible Directors, including taking all administrative action on behalf of the Company with respect to vesting and payment of Awards.

(g) Delegations. Subject to the terms of Section 2(f), the Committee hereby delegates (i) responsibility to the Chief Executive Officer of the Company to select eligible Award recipients (other than persons who are “officers” as defined in Rule 16a-1(f) under the Exchange Act or any Director), to determine the amounts of such Awards, and to subject such Awards to applicable terms and conditions (subject to any caps on the aggregate amount of Awards or other parameters that the Committee may set from time to time), (ii) administrative responsibilities with respect to Employee Awards to the HR Total Rewards Department, and (iii) administrative responsibilities with respect to Director Awards and the Deferred Compensation Program for Directors to the corporate secretary of the Company and to the Technical Accounting Department.

(h) Action by the Board. Any authority granted to the Committee under the Plan may also be exercised by the full Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

3. Eligibility for Participation

Participation in the Plan shall be limited to (i) Eligible Directors and (ii) executives or other key employees (including officers and directors who are also employees) of the Company and its Participating Subsidiaries selected on the basis of such criteria as the Committee may determine. As used herein, the term “employee” shall mean any person employed full time or part time by the Company or a Participating Subsidiary on a salaried basis, and the term “employment” shall mean full-time or part-time salaried employment by the Company or a Subsidiary.

4. Shares of Stock Subject to the Plan

(a) The shares that may be subject to Awards granted under the Plan on or after the Effective Date shall not exceed in the aggregate (i) 1,500,000 shares of Common Stock plus (ii) the number of shares subject to Awards granted under the Prior Plan and then outstanding on the Effective Date which, on a later date, are not delivered because the Award expires, is forfeited, or terminates unexercised (the “Prior Plan Shares”). The number of shares authorized for Awards under the Prior Plan but not, as of the Effective Date, delivered pursuant to an Award or subject to an outstanding Award under the Prior Plan shall not be available for use under either this Plan or the Prior Plan, except with respect to the treatment of Prior Plan Shares in accordance with the preceding sentence. Subject to adjustment under Section 12 of the Plan, the aggregate number of Shares that may be delivered pursuant to Incentive Stock Options shall be the sum of (i) 1,500,000 shares of Common Stock, plus (ii) the Prior Plan Shares.

(b) For purposes of applying the limit in subsection (a):

(i) Any share subject to an Award which is not delivered because the Award expires, is forfeited, or terminates unexercised shall not be considered as having been issued or delivered for purposes of the limitations under the preceding sentences and may again be subject to an award subsequently granted under the Plan;

(ii) Any stock appreciation right Award delivered in Common Stock shall be counted as use of a number of shares equal to the number of stock appreciation rights exercised, rather than the number of shares delivered;

(iii) Shares tendered by Participants as full or partial payment to the Company of the purchase price of shares subject to a stock option upon exercise of the option shall not become available for Awards under the Plan;

(iv) Shares withheld by or otherwise remitted to the Company to satisfy a Participant’s tax withholding obligations with respect to Awards under the Plan shall not become available for Awards under the Plan;

(v) Shares subject to a Stock Option, which would have been issued upon the exercise of the Stock Option, but are instead withheld to cover the exercise price of the Stock Option in a Net Exercise, shall not become available for Awards under the Plan; and

(vi) Shares repurchased by the Company with the proceeds of Stock Option exercises shall not become available for Awards under the Plan.

5. Awards

(a) Awards granted to employee Participants or Eligible Directors under the Plan may be of the following types: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Shares, (iv) Deferred Stock Units, (v) Other Stock Awards and/or (vi) cash incentive Awards or incentives that the Administrator determines are consistent with the purpose of the Plan and the interests of the Company. Awards may be granted singly, in combination, or in tandem as determined by the Administrator in its sole discretion.

(b) Each Award under the Plan shall be evidenced by an award agreement (as such may be amended from time to time) that sets forth the terms, conditions, restrictions, or limitations applicable to the Award (“Award Agreement”), including, but not limited to, the provisions governing vesting, exercisability, payment, forfeiture, and termination of employment in the case of employee Participants, all or some of which may be incorporated by reference into one or more other documents delivered or otherwise made available to a Participant in connection with an Award. The terms and provisions of Award Agreements may differ, and more than one type of Award may be covered by the same Agreement. The Administrator need not require the execution of such document by the Participant, in which case acceptance of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions, or limitations set forth in the Plan and the Award Agreement as well as the administrative guidelines and practices of the Company in effect from time to time. Award Agreements may be delivered electronically.

6. Stock Options

Stock Options granted to eligible employees under the Plan may be either Incentive Stock Options or Nonstatutory Stock Options, as determined by the Committee at the time of grant and specified in the Award Agreement. All Stock Options granted to Eligible Directors under the Plan shall be Nonstatutory Stock Options. To the extent that any Stock Option is not designated as an Incentive Stock Option, or even if so designated does not qualify as an Incentive Stock Option on or subsequent to its grant date, it shall constitute a Nonstatutory Stock Option.

(a) Exercise Price. The purchase price per share of Common Stock covered by each Stock Option shall be determined by the Administrator but shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such Stock Option. Notwithstanding the foregoing, if an Incentive Stock Option is granted to an employee who, on the date of grant, owns stock possessing more than 10% of the total combined voting power of all outstanding classes of stock of the Company or any affiliate (a “Ten-Percent Holder”), the purchase price per share under such Incentive Stock Option shall be at least 110% of the Fair Market Value of a share of Common Stock on the date of grant of such Incentive Stock Option.

(b) Shares Covered. The Administrator will determine, absolutely or by formula, the number of shares of Common Stock subject to each Stock Option.

(c) Term and Exercise Dates. The Administrator shall fix the term during which each Stock Option may be exercised, but no Stock Option shall be exercisable after the 10th anniversary of its date of grant (or, with respect to Incentive Stock Options granted to a Ten-Percent Holder, five years after the date the Stock Option is granted), and no employee Stock Option shall be exercisable prior to one year from its date of grant, except as otherwise provided in Section 11.

(d) Exercisability. Except as otherwise provided herein, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator.

(e) Method of Exercise.

(i)

Notice of Exercise. Subject to the provisions this Section 6, a Participant wishing to exercise his or her Stock Option in whole or in part shall give written or electronic notice of such exercise to the Company (in accordance with procedures approved by the Administrator), at any time during their stated term, specifying the number of shares of Common Stock subject to the Stock Option to be purchased, accompanied by full payment of the purchase price. No partial exercise of a Stock Option may be made for less than 100 shares of Common Stock or such other minimum number determined by the Administrator.

(ii)

Exercise Date. The date of receipt of such notice (including receipt by the Plan Recordkeeper of an electronic notice, if applicable) and payment shall be the “Exercise Date” for such Stock Option or portion thereof; provided, however, that if the Participant engages in a simultaneous Stock Option exercise and sale of shares of Common Stock, the Exercise Date shall be the date of sale of the shares purchased by exercising such Stock Option.

(iii)

Payment. The purchase price of shares to be purchased upon exercise of any Option shall be paid in full at the time of exercise of the Stock Option in such manner approved by the Administrator, including: (A) by cash payment; (B) by tendering (either actually or by attestation), on such terms and conditions as the Administrator may specify, shares of Common Stock owned by the Participant having a Fair Market Value on the Exercise Date equal to the purchase price of such shares; (C) by a combination of cash payment and tendering (as described in the foregoing) of Common Stock having a Fair Market Value on the Exercise Date equal to the portion of such purchase price not paid in cash; or (D) subject to any administrative rules from time to time adopted by the Administrator for administering Stock Option exercises, by delivery (including by facsimile transmission) of an irrevocable exercise notice coupled with irrevocable instructions to a designated broker to simultaneously sell all or a portion of the underlying shares of Common Stock and deliver to the Company, on the settlement date, the portion of the proceeds representing the exercise price (and any taxes to be withheld). In addition, to the extent and on such terms as the Administrator specifies, a Nonstatutory Stock Option may also be exercised by a Net Exercise. In a Net Exercise of an Option, the Company will not require a payment of the exercise price of the Option from the Participant but will reduce the number of shares of Common Stock issued upon the exercise of the Option by the smallest number of whole shares that has an aggregate Fair Market Value equal to or in excess of the aggregate exercise price for the shares covered by the Option exercised; and under this method the excess of the Fair Market Value of the shares shall be paid to the Participant, or may be used to satisfy tax withholding obligations.

(iv)

Additional Terms Applicable to Incentive Stock Options. The aggregate Fair Market Value, determined on the date of grant, of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under the Plan and all other plans of the Company and any predecessor, parent, subsidiary or affiliate) shall not exceed $100,000 (as such figure may be adjusted under Code Section 422(d)). If the aggregate Fair Market Value, determined on the date of grant, of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under the Plan and all other plans of the Company and any predecessor, parent, subsidiary, or affiliate) exceeds the limitation described in the preceding sentence, that portion of the Incentive Stock Option that does not exceed the applicable dollar limit shall be an Incentive Stock Option and the remainder shall be a Nonstatutory Stock Option, and in all other respects the terms of the original Award Agreement shall remain in full force and effect. If the limitation of this paragraph is exceeded, the determination of which Stock Options shall be Incentive Stock Options and which Stock Options shall be Nonstatutory Stock Options shall be made in accordance with the ordering rules prescribed in the Code. For the avoidance of doubt, if the exercise date of Incentive Stock Options is accelerated upon a Change in Control as provided for in Section 11 and the provisions regarding the $100,000 limitation are exceeded, the treatment described above shall apply.

(f) No Right to Dividends. Participants shall not have the right to dividends or dividend equivalents with respect to Stock Options.

7. Stock Appreciation Rights

The Committee may grant Stock Appreciation Rights either alone, or in conjunction with, and related to previously or concurrently granted Stock Options and/or other Awards.

(a) Number of Rights; Term. The Administrator will determine, absolutely or by formula, the number of shares of Common Stock subject to each Stock Appreciation Right. No Stock Appreciation Right shall be exercisable after the 10th anniversary of its date of grant.

(b) Exercise. Stock Appreciation Rights shall entitle the Participant to receive upon exercise, without any payment to the Company, an amount of cash and/or a number of shares determined and payable as provided in Section 7(c). The exercise price per share of Common Stock subject to a Stock Appreciation Right shall not be less than the Fair Market Value of the Common Stock on the date of grant, except (i) in connection with a Stock Appreciation Right substitution in connection with a corporate transaction (to the extent consistent with Code Section 409A) and (ii) if a Stock Appreciation Right is granted to replace a Stock Option, the Exercise Price of the Stock Appreciation Right may be the Exercise Price of the Stock Option it replaces, to the extent consistent with Code Section 409A. A Participant wishing to exercise Stock Appreciation Rights shall give written notice of such exercise to the Company. The date of receipt of such notice shall be the “Exercise Date” for such Stock Appreciation Rights. Promptly after the Exercise Date, the Company shall pay and/or deliver to the Participant the cash and/or shares to which he or she is entitled.

(c) Amount of Cash and/or Number of Shares. The amount of the payment to be made upon exercise of Stock Appreciation Rights shall be determined by multiplying (i) that portion of the total number of shares as to which the Participant exercises the Stock Appreciation Rights award as of the Exercise Date, by (ii) the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the applicable exercise price. The Committee may make payment in Common Stock, cash, or partly in cash and partly in Common Stock, all as determined by the Committee in its sole discretion. To the extent that all, or a portion of, payment is made in Common Stock, the number of shares to be paid shall be determined by dividing the amount of such payment by the Fair Market Value of a share of Common Stock on the Exercise Date. No fractional shares shall be issued, but instead the Participant shall be entitled to receive a cash adjustment equal to the same fraction of the Fair Market Value on the Exercise Date.

(d) No Right to Dividends. Participants shall not have the right to dividends or dividend equivalents with respect to Stock Appreciation Rights.

8. Restricted Shares

The Administrator may grant Restricted Share awards to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee.

(a) Restrictions. Restricted Shares shall be granted subject to such restrictions on the full enjoyment of the Shares as the Administrator shall specify in the applicable Award Agreement; which restrictions may be based on the passage of time, satisfaction of performance criteria, or the occurrence of one or more events; and shall lapse separately or in combination upon such conditions and at such time or times, in installments or otherwise, as the Administrator shall specify in the applicable Award Agreement. Except for limited circumstances determined by the Administrator and specified in the applicable Award Agreement, including but not limited to special recruitment or retention awards, death, Disability, or Retirement, Restricted Shares shall have a restriction period of not less than three years; provided that, Restricted Shares shall have a minimum restriction period of one year if lapse of the restriction is based on performance criteria.

(b) Dividends; Rights. Participants shall have none of the rights of a stockholder with respect to Restricted Shares (including the right to receive dividends or dividend equivalents) until such time as restrictions are lifted with respect to shares of Common Stock subject to an Award of Restricted Stock. The Administrator may specify in an Award Agreement that a Restricted Share Award will accrue dividends in an amount equal to those which are paid with respect to an issued and outstanding share of Common Stock during the period restrictions apply with respect to shares of Common Stock subject to an Award of Restricted Stock. If such right to dividends are included in a Restricted Share Award, such dividends will be paid in cash or shares of Common Stock as soon as practicable after restrictions are lifted with respect to corresponding shares of Common Stock subject to an Award of Restricted Stock. No dividends shall be paid to the Participant before the vesting date of the portion of the Award to which dividends relate. No dividends will be paid with respect to shares of Common Stock subject to an Award of Restricted Stock that is forfeited or that is conditioned on the satisfaction of performance conditions or criteria that are not met. The Administrator may specify that the dividends will be deemed to be reinvested in Common Stock. No other interest shall be paid on such dividends or any part thereof.

(c) Transfer of Restricted Shares. The Participant shall not have the right to sell, transfer, assign, convey, pledge, hypothecate, grant any security interest in or mortgage on, or otherwise dispose of or encumber any Restricted Stock Units or shares of Restricted Shares or any interest therein (while any restriction applies to the Restricted Shares).

(d) Evidence of Share Ownership. The Restricted Shares will be book-entry shares only unless the Administrator decides to issue certificates to evidence shares of the Restricted Shares. Any stock certificate(s) representing the Restricted Shares that is so issued to a Participant shall bear an appropriate legend describing the restrictions to which the shares are subject.

9. Deferred Stock Units

The Administrator may grant Deferred Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. Award Agreements may describe Deferred Stock Units as “Restricted Stock Units,” “Performance Shares,” or such other nomenclature determined by the Administrator.

(a) Number, Value, and Manner of Payment of Deferred Stock Units. Each Deferred Stock Unit shall be equivalent in value to one share of Common Stock. Deferred Stock Units may be subject to satisfaction of any applicable time-vesting, performance conditions or criteria, or other conditions, as set forth in the Award Agreement, which shall entitle the Participant to receive from the Company at the end of the deferral period (the “Deferral Period”) applicable to such Unit the value at such time of each Unit. Except as otherwise determined by the Administrator, Deferred Stock Units shall be granted without payment of cash or other consideration to the Company but in consideration of services performed for or for the benefit of the Company or a Participating Subsidiary by such Participant. Payment of the value of Deferred Stock Units may be made by the Company in shares of Common Stock, cash or both, as determined by the Administrator. Upon payment in respect of a Deferred Stock Unit, such Unit shall be canceled.

(b) Deferral Period. Except for limited circumstances determined by the Committee, including but not limited to, special recruitment or retention awards, death, Disability or Retirement, Deferral Periods for employee Participants shall not be less than three years; provided that, Deferral Periods may be less than three years but not less than one year if payment is conditioned on satisfaction of performance conditions or criteria.

(c) Dividend Equivalents; Rights. Participants shall have none of the rights of a stockholder with respect to Deferred Stock Units (including the right to receive dividends or dividend equivalents) until such time as shares of Common Stock are paid in settlement of Deferred Stock Units. The Administrator may specify in an Award Agreement that a Deferred Stock Unit will accrue “Dividend Equivalents,” i.e., an additional amount equal to the cash dividends, if any, which are paid with respect to an issued and outstanding share of Common Stock during the period the Deferred Stock Unit is outstanding. If Dividend Equivalents are included in a Deferred Stock Unit Award, the Dividend Equivalents will be paid in cash or shares of Common Stock at the time payment in respect of the Deferred Stock Units is made. No Dividend Equivalents will be paid on a Deferred Stock Unit Award that is forfeited or that is conditioned on the satisfaction of performance conditions or criteria that are not met. The Administrator may also specify that the Dividend Equivalents will be deemed to be reinvested in Common Stock. No other interest shall be paid on a Dividend Equivalent or any part thereof.

(d) Director’s Elective Deferral of Fees. Eligible Directors may, under such terms as may be determined by the Board, elect to defer compensation otherwise payable to them and to receive such deferred compensation in the form of Deferred Stock Units.

10. Other Awards

(a) Other Stock-Based Awards. The Administrator shall have the authority in its discretion to grant to eligible Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock as deemed by the Administrator to be consistent with the purposes of the Plan, including, without limitation, purchase rights, shares awarded without restrictions or conditions, or securities or other rights convertible or exchangeable into shares of Common Stock. The Administrator shall determine the terms and conditions, if any, of any Other Stock Awards made under the Plan, provided that Participants shall not have the right to dividends or dividend equivalents with respect to Other Stock Awards unless and until any restrictions or conditions on the underlying Other Stock Award are lifted or satisfied.

(b) Cash Incentive Awards. Subject to the provisions of the Plan, the Administrator may grant cash incentive awards.

11. Change in Control

The provisions of this Section 11 shall apply in the case of a Change in Control with respect to Awards granted under the Plan, unless provided otherwise (1) by the Administrator, (2) in an applicable Award Agreement or (3) in the Deferred Compensation Program for Directors (or any other program established under the Plan), in each case prior to a Change in Control and, with respect to items (2) and (3), subject to additional modification by the Administrator prior to a Change in Control.

(a)	Stock Options and Stock Appreciation Rights.

(i)

Any Stock Option or Stock Appreciation Right may be exchanged by the Company or the Surviving Entity in connection with a Change in Control for a Replacement Award that satisfies the conditions of this paragraph 11(a)(i). The Replacement Award shall preserve the value of the Stock Option or Stock Appreciation Right and vest and become exercisable on terms (including acceleration events) at least as favorable as those applicable to the corresponding Award for which it is being exchanged; and shall provide that, if within 24 months of such Change in Control, the Participant’s employment with the Company or Surviving Entity is terminated by the Company or Surviving Entity without Cause or by the Participant for Good Reason, such Replacement Award, to the extent then outstanding, shall become fully vested and exercisable upon such termination of employment and shall remain exercisable throughout the remainder of its term;

(ii)

Any outstanding Stock Options and Stock Appreciation Rights that are not exchanged by the Company or the Surviving Entity for a Replacement Award will become immediately exercisable upon a Change in Control, and will remain exercisable throughout the remainder of their term. Such vested Stock Options and vested Stock Appreciation rights may be settled, in the discretion of the Administrator or pursuant to an agreement effecting the Change in Control, for cash at the Change in Control Price (less the exercise price in the case of Stock Options) as soon as practical but no later than 30 days after the Change in Control. If the per share exercise price equals or exceeds the Change in Control Price, such vested Stock Options and vested Stock Appreciation Rights may be cancelled by the Company or the Surviving Entity.

(b)	Restricted Shares, Deferred Stock Units and Other Stock Awards Without Performance Conditions.

(i)

Any Restricted Share, Deferred Stock Unit, or Other Stock Award that is not conditioned on the satisfaction of performance conditions may be exchanged by the Company or the Surviving Entity in connection with the Change in Control for a Replacement Award that satisfies the conditions of this paragraph 11(b)(i). The Replacement Award shall have equivalent value to the Award for which it is being exchanged, taking into account dividends and Dividend Equivalents where applicable; shall vest on terms (including acceleration events) at least as favorable as those applicable to the corresponding Award for which it is being exchanged; and shall provide that, if within 24 months of such Change in Control, the Participant’s employment with the Company or Surviving Entity is terminated by the Company or Surviving Entity without Cause or by the Participant for Good Reason, such Replacement Award, to the extent then outstanding, shall be vested and shall be paid within 30 days of such termination of employment, or, if made in restricted stock, become vested and transferable upon such termination of employment.

(ii)

Any restriction periods, Deferral Periods or other restrictions imposed on Restricted Shares, Deferred Stock Units and Other Stock Awards that are not conditioned on the satisfaction of performance conditions and are not exchanged by the Company or Surviving Entity for a Replacement Award will lapse, and such Awards shall be fully vested and, in the case of Restricted Shares, transferrable. Such vested Deferred Stock Units or Other Stock Awards, shall be paid, within 30 days of the Change in Control, in shares of Common Stock or, at the discretion of the Administrator, in cash equal to the Change in Control Price multiplied by the number of Deferred Stock Units or Other Stock Awards, together with any related Dividend Equivalents.

(c)	Performance Conditioned Restricted Shares, Deferred Stock Units and Other Stock Awards.

(i)

Any performance conditioned Restricted Shares, Deferred Stock Unit, or Other Stock Award may be exchanged by the Company or the Surviving Entity upon Change in Control for a Replacement Award that satisfies the conditions of this paragraph 11(c)(i). The Replacement Award shall have equivalent value to the Award for which it is being exchanged, taking into account dividends and Dividend Equivalents when applicable, but shall not be subject to any performance conditions, and instead shall be subject solely to the restrictions, if any, of the Award for which it is being exchanged that are based on the passage of time. The number or value of such Replacement Award shall be determined based on the assumed achievement of all of the relevant performance objectives of the Award for which it is being exchanged at their target levels. The Replacement Award shall provide that, if within 24 months of such Change in Control the Participant’s employment with the Company or the Surviving Entity is terminated by the Company or Surviving Entity without Cause or by the Participant for Good Reason, such Replacement Award, to the extent then outstanding, shall become free of all contingencies, restrictions, and limitations and become vested and transferable upon, and be paid within 30 days of such termination of employment.

(ii)

The vesting of all performance conditioned Restricted Shares, Deferred Stock Units, and Other Stock Awards that are not exchanged by the Company for a Replacement Award will be accelerated as of the effective date of the Change in Control, and such Awards shall be fully vested and, in the case of Restricted Shares, transferrable. Such vested Deferred Stock Units or Other Stock Awards shall be paid, within 30 days of the Change in Control, in shares of Common Stock or cash in accordance with their terms, based on an assumed achievement of all relevant performance objectives at target levels; provided that, at the discretion of the Administrator, all such Awards may be paid in cash in an amount calculated on the basis of the Change in Control Price.

(d)	Cash Settlement of Awards.

Notwithstanding the foregoing provisions of this Section 11:

(i)

In connection with a Change in Control, all or a portion of any outstanding Award may, at the discretion of the Administrator, be required to be surrendered by the holder thereof for cancellation in exchange for a cash payment which shall be in an amount based upon the Change in Control Price to be paid at the time of the Change in Control.

(ii)

If the Company is a party to an agreement that is reasonably likely to result in a Change in Control, such agreement may provide for settlement of outstanding Awards in cash in an amount based upon the Change in Control Price to be paid at the time of the Change in Control.

(iii)

To the extent that Awards settle in shares of Common Stock upon a Change in Control, such shares shall be entitled to receive, as a result of the Change in Control transaction, the same consideration as the shares held by other shareholders of the Company as a result of the Change in Control transaction.

12. Dilution and Other Adjustments

Notwithstanding any other provision of the Plan, in the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin off, combination, or exchange of shares, a rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar corporate change, an equitable adjustment shall be made so as to preserve, without increasing or decreasing, the value of Awards and authorizations, in (i) the maximum number or kind of shares issuable or awards which may be granted under the Plan, (ii) the amount payable upon exercise of Stock Appreciation Rights, (iii) the number or kind of shares or purchase price per share subject to outstanding Stock Options, (iv) the number or value, or kind of shares which may be issued in payment of outstanding Stock Appreciation Rights, (v) the value and attributes of Deferred Stock Units, (vi) the number or kind of shares subject to Restricted Share Awards, (vii) the maximum number, kind or value of any Awards which may be awarded or paid in general or to any one employee, (viii) the performance-based events or objectives applicable to any Awards, (ix) any other aspect or aspects of the Plan or outstanding Awards made thereunder as specified by the Administrator, (x) any combination of the foregoing, or (xi) such other equitable substitution or adjustments as the Administrator may determine to be appropriate. Such adjustments shall be made as determined by the Administrator and shall be conclusive and binding for all purposes of the Plan. Notwithstanding the foregoing sentence or any other provision of the Plan to the contrary, the Board or Committee may, upon the occurrence of a corporate change under this Section 12 or a Change in Control (i) make provision for a cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award (including, in the case of outstanding Stock Options or Stock Appreciation Rights, a cash payment to the holder of such Stock Options or Stock Appreciation Rights in the amount equal to the excess, if any, of the Change in Control Price with respect to the Common Stock subject to such Stock Options or Stock Appreciation Rights over the aggregate exercise price of such Stock Options or Stock Appreciation Rights), (ii) cancel and terminate any Stock Options or Stock Appreciation Rights having a per share exercise price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject to such Stock Options or Stock Appreciation Rights without any payment or consideration therefor or (iii) make provision for a cash payment to the holder of an outstanding Award in consideration for cancellation of such Award equal to the value of such Award (such value to be determined by the Committee in its sole discretion based on appropriate valuation models).

13. Miscellaneous Provisions

(a) No Shareholder Rights. Except as otherwise provided here, the holder of an Award shall have no rights as a Company shareholder with respect thereto unless, and until the date as of which, shares of Common Stock are issued upon exercise or payment in respect of such award.

(b) Transferability. Except as the Administrator shall otherwise determine in connection with determining the terms of Awards to be granted or in accordance with procedures adopted by the Administrator, no Award or any rights or interests therein of the recipient thereof shall be assignable or transferable by such recipient except upon death to his or her Designated Beneficiary, and during the lifetime of the recipient, an Award shall be exercisable only by, or payable only to such recipient or his or her guardian or legal representative. In no event shall an Award be transferable for consideration.

(c) Securities Restrictions. No shares of Common Stock shall be issued, delivered or transferred upon exercise or in payment of any Award granted hereunder unless and until all legal requirements applicable to the issuance, delivery or transfer of such shares have been complied with to the satisfaction of the Administrator, and the Company, including, without limitation, compliance with the provisions of the Securities Act of 1933, the Exchange Act and the applicable requirements of the exchanges on which the Company’s Common Stock may, at the time, be listed. The Administrator and the Company shall have the right to condition any issuance of shares of Common Stock made to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares as the Administrator and/or the Company shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions.

(d) Taxes. The Company shall have the right to deduct from all Awards hereunder paid or any payment in respect of an Award, any federal, state, local or foreign taxes required by law to be withheld. In the case of Awards to be distributed in Common Stock, the Company shall have the right to require, as a condition of such distribution, that the Participant or other person receiving such Common Stock pay to the Company at the time of distribution thereof the amount of any such taxes which the Company is required to withhold with respect to such Common Stock or that the number of the units of the award cancelled or the number of the shares of Common Stock to be distributed be reduced by an amount with a value equal to the value of such taxes required to be withheld.

(e) No Employment Right. No employee or director of the Company or a Subsidiary or other person shall have any claim or right to be granted an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or a Subsidiary or any director any right to continue as a director of the Company. All Company and Subsidiary employees who have or may receive Awards under the Plan are employed, except to the extent provided by law, at the will of the Company or such Subsidiary and in accord with all statutory provisions.

(f) Stock to be Used. Distributions of shares of Common Stock upon exercise, in payment or in respect of Awards made under the Plan may be made either from shares of authorized but unissued Common Stock reserved for such purpose by the Board or from shares of authorized and issued Common Stock reacquired by the Company and held in its treasury, as from time to time determined by the Committee, the Board, or pursuant to delegations of authority from either. The obligation of the Company to make delivery of Awards in cash or Common Stock shall be subject to currency or other restrictions imposed by any government.

(g) Expenses of the Plan. The costs and expenses of administering the Plan shall be borne by the Company and not charged to any award or to any employee, director or Participant receiving an Award. However, the Company may charge the cost of any Awards that are made to employees of Participating Subsidiaries, including administrative costs and expenses related thereto, to the respective Participating Subsidiaries by which such persons are employed.

(h) Plan Unfunded. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan and payment of awards shall be subordinate to the claims of the Company’s general creditors.

(i) Code Section 409A.

(i) It is intended that the provisions of the Plan avoid the adverse consequences under Code Section 409A, and all provisions of the Plan shall be construed and interpreted in a manner consistent with that intent. However, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with an Award (including any taxes and penalties under Code Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties.

(ii) No Participant or creditors or beneficiaries of a Participant shall have the right to subject any deferred compensation (within the meaning of Code Section 409A) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment, except as required by applicable law. Except as permitted under Code Section 409A, any deferred compensation (within the meaning of Code Section 409A) payable to any Participant or for the benefit of any Participant under the Plan may not be reduced by, or offset against, any amount owing by any such Participant to the Company or any of its Affiliates.

(iii) If an Award is subject to Code Section 409A and payment is due upon a termination of employment, payment shall be made upon a separation from service within the meaning of Code Section 409A.

(iv) If, at the time of a Participant’s separation from service (within the meaning of Code Section 409A), (A) such Participant shall be a specified employee (within the meaning of Code Section 409A) and (B) an amount payable pursuant to an Award constitutes nonqualified deferred compensation (within the meaning of Code Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Code Section 409A in order to avoid taxes or penalties under Code Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first day of the seventh month following such separation from service.

(v) Solely with respect to any Award that constitutes “deferred compensation” subject to Code Section 409A and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treas. Reg. § 1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Code Section 409A, without altering the definition of Change in Control for any other purpose.

(vi) Notwithstanding any provision of the Plan to the contrary, the Company reserves the right to make amendments to any Award as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Code Section 409A.

(j) Governing Law. The Plan shall be governed by the laws of the Commonwealth of Pennsylvania and shall be construed for all purposes in accordance with the laws of said Commonwealth except as may be required by the General Corporation Law of Delaware or by applicable federal law.

(k) Recoupment. The Company or Administrator may establish policies and procedures as each may deem appropriate or as may be required by applicable regulation or stock exchange listing standards to provide for clawback or recoupment of Awards, and the Administrator may include provisions requiring the clawback or recoupment of Awards in Award Agreements or other documents containing Award provisions. Among other things, the Company or the Administrator may require forfeiture of an Award, repayment of an Award (or proceeds derived therefrom), or recoupment from other payments otherwise due to the Participant or beneficiary.

14. Definitions

The following terms as used in the Plan shall have the following meanings:

“Administrator” shall have the meaning set forth in Section 2(c).

“Award” shall mean a grant of incentive compensation under the Plan.

“Award Agreement” shall have the meaning set forth in Section 5(b).

“Board” shall mean the Board of Directors of the Company.

“Cause” shall, unless provided otherwise in an Award Agreement or a program document, mean (a) documented failure of the Participant to substantially perform his or her reasonable duties (other than any such failure due to Disability), repeated acts of insubordination, dishonesty, performance of an illegal act or material violation of Company policy or the Company’s Code of Conduct or of an obligation to the Company; provided, that, if the Participant has entered a change in control severance agreement with the Company specifying the terms of the Participants severance upon a Change in Control, “Cause” shall have the meaning provided therein upon a Change in Control.

“Change in Control” shall, unless provided otherwise in an Award Agreement or a program document, mean the first to occur of any one of the events described below:

(i) Stock Acquisition. Any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Company or a corporation, a majority of whose outstanding stock entitled to vote is owned, directly or indirectly, by the Company, or a trustee of an employee benefit plan or trust sponsored solely by the Company and/or such a corporation, is or becomes, other than by purchase from the Company or such a corporation, the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding voting securities;

(ii) Change in Board. During any period of two consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority of the Board, unless the election or nomination for election by the Company’s shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. Such a Change in Control shall be deemed to have occurred on the date upon which the requisite majority of directors fail to be elected by the shareholders of the Company;

(iii) Business Combination. Consummation of a reorganization, merger, consolidation, or other corporate transaction involving the Company (a “Transaction”), in each case, with respect to which the shareholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50 percent (50%) of the combined voting power of the Company or other corporation resulting from such Transaction in substantially the same respective proportions as such shareholders’ ownership of the voting power of the Company immediately before such Transaction; or

(iv) Sale or Liquidation. The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale or disposition of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, if an Award, or amount payable with respect to an Award, is “deferred compensation” for purposes of Code Section 409A, and if a payment of such Award or amount would be accelerated or otherwise triggered upon a “Change in Control,” then the forgoing definition is modified, to the extent necessary to avoid the imposition of an excise tax under Code Section 409A, to mean a “change in control event” as such term is defined for purposes of Code Section 409A.

“Change in Control Price” shall mean (i) the highest tender or exchange offer price paid or to be paid for Common Stock pursuant to the offer associated with the Change in Control (such price to be determined by the Administrator from such source or sources of information as it shall determine including, without limitation, the Schedule 13D or an amendment thereto filed by the offeror pursuant to Rule 13d-1 under the Exchange Act), or (ii) the price paid or to be paid for Common Stock under an agreement associated with the Change in Control, as the case may be, or (iii) if neither (i) nor (ii) apply, the Fair Market Value of a share of Common Stock on the date of payment.

“Code” shall mean the Internal Revenue Code of 1986, and regulations thereunder, as amended from time to time, or any successor thereto. References to particular Code Sections shall include successor provisions.

“Common Stock” shall mean the Common Stock of the Company, par value $1.00.

“Company” shall mean Air Products and Chemicals, Inc.

“Committee” shall mean the Management Development and Compensation Committee of the Board.

“Deferral Period” shall have the meaning set forth in Section 9(a).

“Deferred Stock Units” are rights to receive, at the end of a deferral period, cash and/or Common Stock equivalent in value to one share of Common Stock for each unit.

“Designated Beneficiary” shall mean the person or persons, if any, last designated as such by the Participant on a form filed by him or her with the Plan Recordkeeper in accordance with such procedures as the Plan Recordkeeper shall provide and, if there is no such designation, shall be the person or persons most recently named as the beneficiary or beneficiaries of life insurance provided to the Participant by the Company or a Participating Subsidiary; and, if there is no such life insurance beneficiary, shall be the person or persons designated in the Participant’s will and, if the will is silent, shall be the estate of the Participant.

“Director Awards” shall mean Awards granted to Eligible Directors.

“Disability” or “Disabled” shall mean permanent and total disability of an employee or director participating in the Plan as determined by the Administrator in accordance with uniform principles consistently applied, upon the basis of such evidence as the Administrator deems necessary and desirable. Notwithstanding the foregoing, with respect to an Award that is subject to Code Section 409A, no condition shall constitute a “Disability” for purposes of the Plan unless such condition also constitutes a disability as defined under Section 409A.

“Dividend Equivalents” shall have the meaning set forth in Section 9(c).

“Effective Date” shall mean January 28, 2021.

“Eligible Directors” shall have the meaning set forth in Section 1(a).

“Employee Awards” shall mean Awards granted to individuals other than Eligible Directors.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exercise Date” shall have the meaning set forth in Sections 6(e)(ii) or 7(b), as applicable.

“Fair Market Value” of a share of Common Stock of the Company on any date shall mean an amount equal to the closing sale price for such date on the New York Stock Exchange, as reported on the composite transaction tape, or on such other exchange as the Administrator may determine. If there is no such sale price quotation for the date as of which Fair Market Value is to be determined, the previous trading date prior to such date for which there are reported sales prices on the composite transaction tape shall be used. If there are no such sale price quotations on or within a reasonable period both before and after the date as of which Fair Market Value is to be determined, then the Administrator shall in good faith determine the Fair Market Value of the Common Stock on such date.

“Fiscal Year” shall mean the 12-month period used as the annual accounting period by the Company and shall be designated according to the calendar year in which such period ends.

“Good Reason” shall, unless provided otherwise in an Award Agreement or a program document, mean a material reduction in the Participant’s base wage or salary, benefits or incentive compensation opportunities. If a condition constituting Good Reason arises, the Participant must provide the Company with notice within 90 days of the initial existence of the condition and must provide the Company with 30 days during which the Company may remedy the condition. Notwithstanding the foregoing, if a Participant has entered a Change in Control severance agreement with the Company, Good Reason shall have the meaning provided therein.

“Incentive Stock Option” shall mean a Stock Option designated by the Committee as an Incentive Stock Option which is intended to comply with the requirements in Subsection (b) of Code Section 422 or any successor thereto so as to be eligible for preferential income tax treatment under Code Section 421(a).

“Net Exercise” shall mean a method for settling Stock Options whereby, instead of receiving a payment or tender by the Participant to cover the exercise price of the Stock Option, the Company issues to the Participant the net shares of Common Stock representing the difference between the aggregate Fair Market Value of the shares of Common Stock covered by the Stock Option and the aggregate exercise price of the Stock Option.

“Nonstatutory Stock Option” shall mean a Stock Option which is not eligible for preferential tax treatment under Code Section 421(a).

“Other Stock Awards” shall mean Awards, in such form as the Board or Committee may determine, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock.

“Participant” shall mean, as to any Award granted under the Plan and for so long as such Award is outstanding, the employee or director to whom such Award has been granted.

“Participating Subsidiary” shall mean any Subsidiary designated by the Administrator to participate in the Plan.

“Plan” shall mean this Air Products and Chemicals, Inc. 2021 Long-Term Incentive Plan.

“Plan Recordkeeper” shall mean, with respect to an Employee Participant, Fidelity Stock Plan Services, LLC or such other person as shall be engaged by the Company to perform recordkeeping services for the Plan and, if none, shall be the Company; and, with respect to an Eligible Director, shall be the corporate secretary of the Company or such other person as shall be engaged by the Company to perform recordkeeping services for the Plan.

“Prior Plan” shall have the meaning set forth in Section 1(b).

“Prior Plan Shares” shall have the meaning set forth in Section 4(a).

“Replacement Award” shall mean an award resulting from an exchange for an outstanding Award described in Section 11 upon a Change in Control and meeting the applicable conditions specified in Section 11, provided that such award is issued by a company (foreign or domestic) the majority of the equity of which is listed under and in compliance with the domestic company listing rules of the New York Stock Exchange or with a similarly liquid stock exchange which has comparable standards to the domestic listing standards of the New York Stock Exchange or Nasdaq Stock Market.

“Restricted Shares” shall mean shares of Common Stock awarded subject to restrictions and to possible forfeiture upon the occurrence of specified events.

“Retirement” or “Retired” shall mean

(a) in the case of an employee Participant, separating from service with the Company or a Subsidiary, on or after a customary retirement age for the Participant’s location, with a fully vested right to begin receiving immediate benefits under a retirement income plan sponsored or otherwise maintained by the Company or a Subsidiary for its employees, or, in the absence of such a plan being applicable to any Participant, as determined by the Committee in its sole discretion; and

(b) in the case of an Eligible Director, (i) resigning from serving as a director, failing to stand for re-election as a director or failing to be re-elected as a director after at least six full years of service as a director of the Company. More than six months’ service during any 12-month period after a director’s first election by the shareholders to the Board shall be considered as a full year’s service for this purpose.

“Stock Appreciation Rights” shall mean rights to receive cash and/or Common Stock equivalent in value to the “spread” between (a) the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is exercised and (b) the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right was granted.

“Stock Options” shall mean rights to purchase Common Stock from the Company at a price designated at the time of grant.

“Subsidiary” shall mean any domestic or foreign corporation, partnership, association, joint stock company, joint venture, trust or unincorporated organization “affiliated” with the Company, that is, directly or indirectly, through one or more intermediaries, “controlling”, “controlled by” or “under common control with”, the Company. “Control” for this purpose means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, contract or otherwise.

“Surviving Entity” shall mean the entity resulting from a Change in Control (including, without limitation, an entity which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets or stock, either directly or through one or more subsidiaries).

“Ten-Percent Holder” shall have the meaning set forth in Section 6(a).

15. Amendments and Termination; Requisite Shareholder Approval

The Board may at any time terminate or from time to time amend or suspend the Plan in whole or in part in such respects as the Board may deem advisable in order that Awards granted thereunder shall conform to any change in the law, or in any other respect which the Board may deem to be in the best interests of the Company; provided, however, that no amendment of the Plan shall be made without shareholder approval if shareholder approval of the amendment is at the time required by applicable law, or by the rules of the New York Stock Exchange or any stock exchange on which Common Stock may be listed.

Notwithstanding any other provision of the Plan or any provision in an Award Agreement, Section 11 may not be terminated, amended or modified on or after the effective date of a Change in Control in a way that would adversely affect any Award theretofore granted to a Participant in any material way, unless the Participant gives his or her prior written consent to the termination, amendment or modification.

The Board shall have the power to amend the Plan in any manner contemplated by Section 12 or deemed necessary or advisable for Awards granted under the Plan to qualify for the exemption provided by Rule 16b-3 (or any successor rule relating to exemption from Section 16(b) of the Exchange Act) and such amendment shall, to the extent deemed necessary or advisable by the Board, be applicable to any outstanding Awards theretofore granted under the Plan notwithstanding any contrary provisions contained in any Award Agreement. In the event of any such amendment to the Plan, the holder of any Award outstanding under the Plan shall, upon request of the Board and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Board to any Award Agreement relating thereto within such reasonable time as the Board shall specify in such request.

The Administrator may amend outstanding Award Agreements or otherwise modify outstanding Awards in a manner not inconsistent with the terms of the Plan; provided, however, that, unless required by law, no action contemplated or permitted by this Section 15 shall adversely affect any rights of Participants or obligations of the Company to Participants with respect to any Award theretofore made under the Plan without the consent of the affected Participant.

Notwithstanding the above, except in connection with a corporate transaction involving the Company described in Section 12, repricing of Stock Options or Stock Appreciation Rights shall not be permitted without shareholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (A) changing the terms of a Stock Option or Stock Appreciation Right to lower its exercise price; (B) any other action that is treated as a “repricing” under generally accepted accounting principles; and (C) repurchasing for cash or canceling a Stock Option or Stock Appreciation Right at a time when its exercise price is greater than the Fair Market Value of the underlying stock in exchange for another Award, unless the cancellation and exchange occurs in connection with an event set forth in Section 12.

16. Effective Date, Amendment and Restatement, and Term of the Plan

(a) The Prior Plan, previously denominated the “Air Products and Chemicals, Inc. 1990 Long-Term Incentive Plan,” became effective for the Fiscal Year commencing October 1, 1989 for awards to be made for the Fiscal Year commencing October 1, 1989 and for Fiscal Years thereafter and was continued in effect indefinitely until terminated, amended, or suspended as permitted by its terms, following approval by a majority of those present at the January 26, 1989 annual meeting of shareholders of the Company and entitled to vote thereon. Following approval by the holders of a majority of the shares of Common Stock of the Company present at the January 25, 1996 annual meeting of shareholders of the Company and entitled to vote thereon, the Prior Plan was amended, restated, denominated the “Air Products and Chemicals, Inc. 1997 Long-Term Incentive Plan,” and continued in effect indefinitely for awards made for the Fiscal Year commencing October 1, 1996 and for Fiscal Years thereafter, until terminated, amended, or suspended as permitted by its terms. Following approval by the holders of a majority of the shares of Common Stock of the Company present at the January 25, 2001 annual meeting of shareholders of the Company and entitled to vote thereon, the Prior Plan was amended, restated, denominated the “Air Products and Chemicals, Inc. Long-Term Incentive Plan,” and continued in effect indefinitely for awards made for the Fiscal Year commencing October 1, 2001 and for Fiscal Years thereafter, until terminated, amended, or suspended as permitted by its terms. Following approval by the holders of a majority of the shares of Common Stock of the Company present at the January 23, 2003 Annual Meeting of Shareholders of the Company and entitled to vote thereon, the Prior Plan was amended, restated, and continued in effect for awards made on or after January 23, 2003, until terminated, amended, or suspended as permitted by its terms. Following approval by the holders of a majority of the shares of Common Stock of the Company present and entitled to vote at the January 26, 2006 Annual Meeting of Shareholders, the Prior Plan was amended, restated, and continued in effect for Awards made on or after January 26, 2006, until terminated, amended, or suspended as permitted by its terms. Following approval by the holders of a majority of the shares of Common Stock of the Company present and entitled to vote at the January 28, 2010 Annual Meeting of Shareholders, the Prior Plan was amended, restated, and continued in effect for Awards made on or after January 28, 2010, until terminated, amended, or suspended as permitted by its terms.

(b) Following approval by a majority of the shareholders present and entitled to vote thereon at the January 24, 2013 Annual Meeting of Shareholders, the Prior Plan was amended, restated and continued in effect until terminated, amended, or suspended as permitted under Section 15; provided, however, that no Award was permitted to be granted under the Prior Plan on or after January 24, 2023. This amendment and restatement of the Prior Plan applied to Awards made after January 24, 2013, except as provided therein and except to the extent it would adversely affect the rights of Participants with respect to Awards made prior to such date or be a “material modification” of such Awards within the meaning of Code Section 409A.

(c) Contingent on the approval by a majority of the shareholders present and entitled to vote thereon at the January 28, 2021 Annual Meeting of Shareholders, the Prior Plan shall be terminated, replaced, and superseded by the Plan as of the Effective Date, except that any awards granted under the Prior Plan shall remain in effect pursuant to their terms. The Plan shall apply to Awards issued on and after the Effective Date and shall continue to apply until terminated, amended, or suspended, as permitted by its terms.